Exhibit 99.1

[Logo of RAM Re]

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM Holdings Ltd. Reports Fourth Quarter and Full Year 2006 Earnings

HAMILTON, Bermuda—(BUSINESS WIRE)—February 20, 2007—RAM Holdings Ltd. (Nasdaq:RAMR) (RAM) today reported fourth quarter net income of $10.0 million, or $0.37 per diluted share, increases of 97% and 85%, respectively, in comparison to the amounts achieved in the fourth quarter of 2005, when comparable measures were $5.1 million of net income and $0.20 per diluted share. Net income for 2006 was $41.1 million, or $1.53 per diluted share, in each instance more than twice the comparable 2005 figures, when net income was $19.6 million and diluted earnings per share were $0.75.

While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because Company management as well as many research analysts and investors evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively termed “net security gains and losses”). Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as “core” earnings. The following table provides comparisons of operating earnings and core earnings for the 2006 fourth quarter and full year:

Earnings Per Diluted Share	Fourth Quarter			Full Year

	2006	2005	% change	2006	2005	% change

Net income per diluted share	$0.37	$0.20	85.0%	$1.53	$0.75	104.0%
Effect of net security (gains)/losses	$0.01	$0.01		$0.04	$0.16
Operating earnings	$0.38	$0.21	81.0%	$1.57	$0.91	72.5%
Effect of refundings	($0.02)	($0.02)		($0.15)	($0.08)
Core earnings	$0.36	$0.19	89.5%	$1.42	$0.83	71.1%

Note: Operating and core earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

As illustrated above, 2006 GAAP-basis net income per diluted share increased by 85% for the quarter and by over 100% for the full year of 2006 compared to 2005; operating earnings increased by 81% and 73% for these respective periods; and core earnings per diluted share increased at rates of 90% in the quarterly comparison and by 71% for the full year of 2006 compared to 2005.

“We are generally pleased with our financial performance in both the quarter and full year periods and note that our 2006 net income far exceeds earnings during any other year in RAM’s history,” commented Vernon Endo, RAM’s Chief Executive Officer. “In fact, our retained earnings as of year end 2006 are 36% greater than the level of a year ago. As we have pointed out throughout the year and will discuss further within this earnings announcement, our full year financial performance benefited from a combination of atypical incurred loss experience, mainly as a result of significant recoveries on previously paid claims, and a relatively high level of earned premiums from refundings. Beyond financial results we feel that we accomplished a good deal during 2006, as RAM completed its IPO and a significant preference share offering to add capital to our operating company while expanding our relationships with ceding companies. We believe these expanded relationships will allow us to achieve business growth in 2007 even without any sort of rebound in aggregate financial guaranty industry production. However, because we anticipate more typical loss and refunding activity during 2007, we feel that it is likely to be difficult to match our 2006 financial results during the course of 2007.”

Summary of Operating Results

Net premiums written in the quarter totaled $20.3 million, 57% above the $12.9 million of net premiums written in the fourth quarter of 2005. Fourth quarter 2006 net premiums reflect ceded premiums of $1.7 million, while the Company did not cede premiums in 2005. For full year 2006, net premiums written of $75.5 million were nearly 11% greater than for 2005, even though RAM ceded $2.1 million in premiums during 2006 and did not cede business in 2005.

Adjusted premiums written in the fourth quarter were $23.9 million, a 47% increase over the comparable quarter in 2005. Adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). As a result of significant increases in adjusted premiums in the last two quarters of 2006 relative to the second half of 2005, adjusted premiums for the full year of $95.4 million are up by about 7% from the $89.4 million level produced in 2005. Premiums written by product line and adjusted premiums written are provided in the table below:

Adjusted Premiums Written	Fourth Quarter			Full Year

($ in millions)	2006	2005	% change	2006	2005	% change

Premiums Written
Public Finance	10.0	7.2	38.9%	46.5	44.0	5.7%
Structured Finance	10.3	5.7	80.7%	29.0	24.2	19.8%
Net Premiums Written*	20.3	12.9	57.4%	75.5	68.1	10.9%
less Installment Premiums Written	8.4	6.8	23.5%	30.7	29.8	3.0%
Upfront Premiums	11.9	6.1	95.1%	44.8	38.3	17.0%
PV Installment Premiums on New Business	12.0	10.1	18.8%	50.6	51.1	-1.0%
Adjusted Premiums Written*	23.9	16.2	47.5%	95.4	89.4	6.7%
*totals may not add due to rounding

The growth achieved in adjusted premiums written during the fourth quarter relates to increased facultative volume for the quarter and higher premium rates in comparison to prior year fourth quarter. The overall increase in year to date adjusted premiums primarily reflects a higher volume of assumed par relating to an increase in facultative public finance business written, partially offset by an overall decline in average premium rates relative to the 2005 comparison period. However, because premium rates vary with the credit quality of the insured obligations it is not possible to offer more than a general view regarding premium rates without a detailed study of homogeneous exposures.

Earned premiums in the quarter of $11.5 million are 3% greater than the $11.2 million level in the fourth quarter of 2005. Adjusted for accelerated premiums from refundings, which totaled $0.9 million in the quarter, earned premiums in fourth quarter of 2006 are 4% above 2005, which included $1.0 million in refundings. For the full year, earned premiums, including $6.3 million of premiums from refundings, were $48.8 million, up by nearly 15% from 2005. After excluding accelerated premiums from both years, core earned premiums were 8% greater in 2006 than in 2005 .

Net investment income for the fourth quarter 2006 reached $7.0 million, 32% above the $5.3 million of net investment income recorded in the fourth quarter of 2005. For the full year of 2006, investment income of $24.2 million exceeded the comparable figure for 2005 by 33%. The increase in net investment income arises primarily from a larger investment portfolio, growing as a result of operating cash flow as well as IPO proceeds, and improved book yield relative to comparable 2005 periods.

RAM recorded realized net investment losses of $0.2 million in the quarter, compared to net realized losses on investments of $0.4 million in fourth quarter of 2005. For all of 2006, net realized investment losses totaled $1.0 million compared to net realized losses of $1.6 million in 2005.

Unrealized gains or losses on credit derivatives in the fourth quarters of 2006 and 2005 as well as for the full year of 2006 were not material. During 2005, the Company reported net unrealized losses on credit derivatives of $2.5 million, in large part due to changes in fair value estimates arising from a refinement to our fair value model in the second quarter of 2005.

Incurred losses and loss adjustment expenses were $0.3 million in the 2006 fourth quarter, generating a loss ratio of 2.9%, and compare favorably to $4.1 million of incurred losses in the fourth quarter of 2005, when RAM established case reserves for obligations associated with defaults in the airlines industry resulting in a 36.7% loss ratio in the quarter. For the full year, incurred losses were negative $2.8 million (that is, a net benefit) while in 2005 incurred losses totaled $7.2 million, so that the loss ratio in 2006 is -5.7% compared to a 16.9% loss ratio in 2005. The full year negative incurred loss is principally due to a $3.3 million net reduction in case reserves during the first half of 2006 combined with a large recovery related to a previously paid claim. During the fourth quarter, net case reserves decreased by $0.1 million while unallocated reserves offset this with an increase of the same amount. Activity during 2006 resulted in a net decline in case reserves of $3.2 million while unallocated reserves were increased by $1.2 million, so that total reserves at year-end 2006 are $2.1 million less than at the end of 2005.

Acquisition expenses of $4.1 million in the fourth quarter were approximately the same as in the fourth quarter of 2005. The level of acquisition expenses varies with earned premiums and the ratio of acquisition expenses to earned premium was slightly lower during the 2006 quarter at 35.8% compared to 36.3% in fourth quarter 2005. For the full year, acquisition expenses were $17.7 million, an increase of 13% over the level of 2005, and measured as a ratio to earned premium acquisition expenses in 2006 were 36.2% compared to 36.7% during 2005. Operating expenses of $3.0 million in the fourth quarter are $0.9 million, or 43%, greater than in the 2005 fourth quarter. For the full year, operating expenses totaled $13.4 million, inclusive of $2.3 million of expenses associated with activities leading to the Company’s IPO. Operating expenses in 2005 were $11.5 million, including a non-recurring compensation-related expense of $2.5 million. Excluding this compensation expense from 2005 and the IPO transaction related expenses from 2006, operating expenses for the full year 2006 are $11.1 million compared to $9.0 million in 2005, a 23% increase, and the ratio of operating expenses to earned premiums in each period was 27% RAM’s total expense ratio for the each of 2006 and 2005 was just under 64%.

Interest expense of $0.7 million in the fourth quarter and $2.8 million for the full year is at the same level as in 2005 comparison periods.

Balance Sheet

Total assets of $711.9 million as of year-end 2006 are $158.3 million or 29% more than at year-end 2005, reflecting cash flow from operations and proceeds from the Company’s IPO and preference share offerings. Shareholders’ equity of $379.3 million, including IPO proceeds of $16.6 million, is $56.6 million or 18% above the level at December 31, 2005. Book value per share at December 31, 2006 was $13.93 versus $12.47 at year-end 2005, an increase of 12%. Adjusted book value (ABV) per share, a non-GAAP measure, rose by about 14% from year-end 2005 to stand at $22.49 at December 31, 2006.

Forward-Looking Statements

This release contains statements that may be considered “forward looking statements”. These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company’s results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company’s value in the absence of new business activity. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.

Annual General Meeting of Shareholders: The Board of Directors has set the time and location of RAM Holdings Ltd.’s Annual General Meeting of Shareholders. The meeting will be held on Thursday May 3 at 10:30 am Atlantic Time (9:30 am EST) at the Fairmont Hamilton Princess Hotel in Hamilton, Bermuda.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at December 31, 2006 and 2005
(dollars in thousands)

	Consolidated	Combined
	December 31, 2006	December 31, 2005

Assets
Investments: Fixed-maturity securities held as available for sale, at fair value	$568,630	$469,908
(Amortized Cost: $574,127 and $474,447)
Cash and cash equivalents	51,948	6,070
Accrued investment income	5,227	4,692
Premiums receivable	3,464	1,988
Recoverable on paid losses	916	1,280
Deferred policy acquisition costs	73,838	66,220
Prepaid reinsurance premiums	2,091	-
Fixed assets	73	124
Deferred expenses	1,917	849
Prepaid expenses	185	114
Other assets	3,614	2,327
Total Assets	$711,903	$553,572

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$14,506	$16,595
Unearned premiums	194,322	165,580
Reinsurance balances payable	1,211	-
Accounts payable and accrued liabilities	3,458	3,108
Long-term debt	40,000	40,000
Redeemable preferred shares	75,000	-
Accrued interest payable	693	693
Share based compensation liability	-	2,802
Other liabilities	3,446	2,138
Total Liabilities	332,636	230,916
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 100,000,000 and 45,000,000	2,723	2,588
Issued and outstanding shares -27,234,755 shares at December 31,
2006 and 25,884,755 shares at December 31, 2005
Additional paid-in capital	227,437	211,057
Accumulated other comprehensive income	(5,497)	(4,540)
Retained earnings	154,604	113,551
Total Shareholders' Equity	379,267	322,656

Total Liabilities and Shareholders' Equity	$711,903	$553,572

RAM Holdings Ltd.
Consolidated Statements of Income
(unaudited)
For the three months and year ended December 31, 2006 and 2005
(dollars in thousands except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Revenues
Gross premiums written	$22,062	$12,927	$77,632	$68,147
Ceded premiums	$(1,722)		$(2,146)
Net premiums written	$20,340	$12,927	$75,486	$68,147

Change in unearned premiums	(8,868)	(1,743)	(26,651)	(25,538)

Premiums earned	11,472	11,184	48,835	42,609

Net investment income	6,952	5,338	24,236	18,202
Net realized gains (losses) on sale of investments	(238)	(446)	(1,002)	(1,583)
Net unrealized gains (losses) on credit derivatives	(1)	17	(14)	(2,526)

Total revenues	18,185	16,093	72,055	56,702

Expenses
Losses and loss adjustment expenses	331	4,101	(2,781)	7,204
Acquisition expenses	4,102	4,057	17,655	15,628
Operating expenses	3,030	2,140	13,379	11,531
Interest expense	694	693	2,750	2,750

Total expenses	8,157	10,991	31,003	37,113

Net income	$10,028	$5,102	$41,052	$19,589
Net Income available to common shareholders	$10,028	$5,102	$41,052	$19,589

Net income per common share:
Basic	$0.37	$0.20	$1.53	$0.76
Diluted	0.37	0.20	1.53	0.75
Weighted-average number of common shares outstanding:
Basic	27,234,755	25,884,755	26,787,221	25,900,914
Diluted	27,292,425	25,958,582	26,843,745	25,983,170

Operating Earnings

Net income	$10,028	$5,102	$41,052	$19,589
Less: Realized gains (losses) on investments	238	446	1,002	1,583
Less: Unrealized gains (losses) on credit derivatives	1	(17)	14	2,526

Operating Earnings	$10,267	$5,531	$42,068	$23,698

Net income per common share	$0.37	$0.20	$1.53	$0.75
Less: Realized gains (losses) on investments	0.01	0.02	0.04	0.06
Less: Unrealized gains (losses) on credit derivatives	0.00	(0.01)	0.00	0.10
Operating earnings per share	$0.38	$0.21	$1.57	$0.91

Adjusted Book Value	December 31, 2006	December 31, 2005
Book Value Per Share	$13.93	$12.47
Shareholder's Equity (Book Value)	379,267	322,656
Unearned premiums	194,322	165,580
Prepaid reinsurance premiums	2,091	-
Deferred Acquisition Costs	73,838	66,220
Present Value of
Installment Premiums	109,303	84,839
Unrealized Gains (Losses) on Investments	(5,497)	(4,540)
Adjusted Book Value Per Share	$22.49	$19.76

	4th Quarter		Year-to-Date
	2006	2005	2006	2005

Net Par Written	$2,104,746	$1,430,306	$8,245,584	$8,401,099

GAAP Net Premiums Written	$20,340	$12,927	$75,486	$68,147
Less: Net Installment Premiums Written	$8,365	$6,800	$30,658	$29,831
Net Upfront Premiums Written	$11,975	$6,127	$44,828	$38,316
Plus: PV of Installment
Net Premiums Written	$11,959	$10,127	$50,567	$51,054

Net Adjusted Premiums Written	$23,934	$16,254	$95,395	$89,370

Contact:

RAM Holdings Ltd., Hamilton
Richard Lutenski, 441-298-2107
rlutenski@ramre.bm
or Victoria Guest, 441-298-2116
vguest@ramre.bm